Exhibit 99.3
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

vwanner@fulbright.com	telephone: (713)	651-5151
direct dial: (713) 651-8355	facsimile: (713)	651-5246
July 11, 2008
Maxim TEP, Inc.
9400 Grogans Mill Road
The Woodlands, Texas 77380
Attn: W. Marvin Watson, Chairman of the Board, President and CEO, and
          Board of Directors of Maxim TEP, Inc.
Dear Mr. Watson and the Board of Directors:
          As you are aware, Maxim TEP Limited (the “Shareholder”) has retained Fulbright & Jaworski L.L.P. to assist in enforcing its rights as a shareholder of Maxim TEP, Inc. (the “Company”). In our prior letters dated June 4, 2008 and June 13, 2008, the Shareholder requested the Company to call a meeting of the Company’s shareholders. As of the date of this letter, the Shareholder has not received a notice of the call of such meeting.
          Pursuant to Article 2.24 of the Texas Business Corporation Act and Article 2 Section 4 of the Bylaws of the Company, the Shareholder, as a shareholder of more than 10% of the outstanding common stock of the Company, demands that the President or Secretary of the Company call a shareholder meeting to be held on a date between July 21, 2008 and July 31, 2008 in Houston, Texas for the following purposes:
          1. To remove Mr. W. Marvin Watson, Mr. John Ritota and Mr. Carl Landers, without cause, as directors of the Company; and
          2. To elect as directors of the Company to fill the vacancies on the board of directors, each to serve until the his successor is duly elected and qualified, Mr. Peter O’Neill and Mr. Stephen J. Warner.
          Please send notice of the meeting in accordance with Article 2.25 of the Texas Business Corporation Act and Article 2 Section 5 of the Bylaws of the Company to all shareholders, including the Shareholder, as proof that the Company has complied with this request for shareholder meeting.
Very truly yours,
Valorie Wanner

cc:	Michael Choi
Andreas Boesenberg
Josh Agrons, Esq. (Firm)
Bryce Linsenmayer, Esq.
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